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Exhibit 99.2

    [LETTERHEAD]

FOR IMMEDIATE RELEASE
May 25, 2001

YOUBET.COM, INC. RECEIVES DETERMINATION FROM NASDAQ
LISTING QUALIFICATIONS PANEL; REQUESTS APPEAL HEARING

    Woodland Hills, CA, May 25, 2001—Youbet.com, Inc. (Nasdaq: UBET), the leading online live event and wagering company for the horse racing industry, today announced that, as expected, it has received a determination from the staff of The Nasdaq Stock Market on May 22, 2001, that the Company fails to comply with the minimum bid price requirements for continued listing set forth in Nasdaq's Marketplace Rule 4310(c) (8) (B), and that its securities are therefore subject to delisting from The Nasdaq National Market. The Company had previously announced on February 23, 2001, that it expected to receive the staff determination in the event that the Youbet.com common stock did not trade on the Nasdaq National Market with a minimum bid price of at least $1.00 for ten consecutive trading days prior to May 21, 2001.

    The Company is requesting a hearing before a Nasdaq Listing Qualifications Panel to review the determination of Nasdaq staff. Youbet.com's hearing request has stayed the delisting of the Company's securities pending the Panel's decision.

    Following the Company's recent announcement of its strategic relationship with TVG, the bid price for the Youbet.com common stock on The Nasdaq National Market is currently above the $1.00 required by the Nasdaq Marketplace Rule. However, there can be no assurance that the Qualifications Panel will grant the Company's request for continued listing.

About Youbet.com

    In the United States, Youbet.com currently provides network members the ability to watch and, in most states, the ability to wager on a wide selection of coast-to-coast thoroughbred and harness horse races via its exclusive closed-loop network. Youbet.com does not actually accept or place any bets. Wagers are accepted and placed only by a state licensed wagering entity, currently the Ladbroke, Pennsylvania facility. Youbet.com's role in the wagering process is limited to transmitting information related wagers

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to the licensed wagering facility. Members have 24-hour access to the network's features, including live racing from a choice of 61 racetracks in the U.S. and Canada, commingled track pools, live audio/video, up-to-the minute track information, real time wagering information and value-added handicapping products. For further information, visit www.youbet.com.

Forward-Looking Statements

    Press releases issued by Youbet.com may contain forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expense and other factors described in the Company's filing with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release. You Bet is a registered trademark of Youbet.com, Inc. All other brands and products referenced herein are the trademarks or registered trademarks of their respective holders.

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  Exhibit 99.2
YOUBET.COM, INC. RECEIVES DETERMINATION FROM NASDAQ LISTING QUALIFICATIONS PANEL; REQUESTS APPEAL HEARING